Exhibit 10.16

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made on August     , 2004, by and between American Campus Communities, Inc., a Maryland corporation (“Optionee” or the “Company”), and RSVP Student Housing, LLC, a Delaware limited liability company (“Optionor”).

RECITALS

A. Optionor owns a direct interest in each of ROPartners Management, LLC, a Delaware limited liability company (“ROPM”), and ROP Holdings, L.L.C., a New York limited liability company (“ROPH”) (collectively, the “Partnerships”), which Partnerships own, directly or indirectly, some or all of the interests in certain other entities (including the Fee Owner (hereinafter defined)) (collectively, the “Subsidiary Partnerships”) which currently own, directly or indirectly, interests in that certain real property commonly known as Dobie Center and located in Austin, Texas, together with any buildings, structures, and other improvements situated thereon (the “Property”), and described on Exhibit A attached hereto, all as set forth in greater detail on Exhibit B attached hereto.

B. Optionee desires to have the right to acquire, without becoming obligated to acquire, all of Optionor’s right, title and interest in the Partnerships, including, without limitation, all of Optionor’s voting rights and interests in the capital, profits and losses arising out of such interests (the “Interests”), on the terms and subject to the conditions set forth herein. As used herein, “Option” means the option to acquire the Interests under this Agreement.

C. The Company desires to acquire the Option as part of a series of transactions (collectively, the “Formation Transactions”) relating to the proposed initial public offering (the “Public Offering”) of common stock of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Optionee and Optionor agree as follows:

1. Grant of Option. Optionor hereby grants to the Company an option to acquire, on the terms and conditions set forth herein, all of Optionor’s direct or indirect right, title and interest in and to the Interests, Partnerships, Subsidiary Partnerships, any partnership or membership interests in the Subsidiary Partnerships (the “Subsidiary Interests”) and Property, in each case free and clear of any liens or encumbrances other than (a) the Project Indebtedness (as hereinafter defined), (b) any liens securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; provided, however, that with respect to any taxes being contested, Optionor shall have placed in escrow an amount sufficient to satisfy such taxes, together with interest and any penalties thereon, should such contest not be decided in its favor, (c) zoning laws and ordinances applicable to the Property which are not violated by the existing structures or present uses thereof, (d) liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business and not more than 90 days past due or which are being contested in good faith by appropriate proceedings diligently pursued, (e) non-exclusive easements for public utilities that do not have a material adverse effect upon, or interfere with the use of, the Property, (f) leases to student occupants or retail tenants of the Property and (g) any exceptions contained in the existing title insurance policy for the Property insuring fee simple title in the Fee Owner (hereinafter defined). As used herein, the term “Project Indebtedness” means the existing indebtedness secured by that certain Deed of Trust, Security Agreement and Financing Statement dated August 1, 1998 presently encumbering the Property or any replacement financing or other arrangement entered into by or on behalf of Fee Owner after the date hereof which relates to the Property.

1.1. Effectiveness of Option. The Option granted hereby shall not be effective until such time as the as the closing of the transactions contemplated by the Contribution Agreement (hereinafter defined) (the “Option Effective Date”).

1.2. Commencement of Option. The Company shall have the right to exercise the Option at any time after the Option Effective Date until the expiration of the Option pursuant to Section 1.3.

1.3. Term of Option. The Option shall expire four (4) years after the Option Effective Date, unless earlier terminated as described in Section 6 hereof (such period being the “Exercise Period” or the “Option Term”).

2. Process for Exercise of Option.

2.1. Exercise. The Option may be exercised during the Exercise Period by delivery of written notice by the Company to Optionor (the “Exercise Notice”), stating that the Option is exercised on the terms set forth in this Agreement. The date upon which the Exercise Notice is received by Optionor shall hereinafter be referred to as the “Exercise Date.” If the Option is exercised, the Interests shall be conveyed by Optionor to Optionee (or its designee(s)) within ninety (90) days of the Exercise Date, subject to the terms of the Acquisition Agreement (as defined in Section 3.1).

2.2. Inspection. During the term of this Agreement, and to the extent such consent is required, following consent of the fee owner of the Property, Dobie Center Properties, Ltd., a Texas limited partnership (the “Fee Owner”) (which Optionor agrees to use its commercially reasonable efforts to obtain), the Company and its agents may enter upon the Property, subject to the rights of any tenants, upon reasonable notice and during normal business hours, to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property. The Company hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by the Company or its agents, and further agrees to indemnify, defend and hold Optionor, the

Partnerships, the Subsidiary Partnerships, the Fee Owner and their respective partners, members, officers, representatives, directors, employees and agents (collectively, the “Indemnified Parties”) harmless from and against any and all claims, losses, damages and expenses, including reasonable attorneys’ fees, suffered by any of the Indemnified Parties as a result of the Company’s or its agents’ entry upon or acts upon the Property in connection with any such inspections or tests or any other related damage caused by the Company or its agents other than with respect to any matter arising out of conditions merely discovered, but not caused or contributed to, by the Company or its agents.

2.3. Information. Optionor agrees, during the Option Term, and to the extent such consent is required, following consent of the Fee Owner (which Optionor agrees to use its commercially reasonable efforts to obtain), to permit the Company and its agents upon reasonable notice and during normal business hours to review all books, records and other documentation reasonably requested by the Company with respect to the Optionor, Partnerships, Subsidiary Partnerships, Interests, Subsidiary Interests and the Property. Further, Optionor shall, during the Option Term, provide the Company with notice of any known default under the Project Indebtedness and shall provide copies of any written default notices Optionor may receive pursuant to the terms of the agreements evidencing and/or securing such indebtedness.

3. Process.

3.1. Acquisition Agreement. Upon exercise of the Option by delivery of an Exercise Notice by the Company, the parties shall execute a mutually acceptable acquisition agreement containing terms and conditions customary in similar “as is” transactions (which, at a minimum, shall contain representations, warranties and covenants by Optionor similar to those provided by the Sponsors under that certain Contribution Agreement, dated as of the date hereof, among the Company, American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), Reckson Strategic Venture Partners, LLC and RAP-ACP, LLC and an indemnity by Optionor in favor of Optionee and their respective affiliates, directors, officers, employees, representatives and agents, from and against all costs, expenses, losses and damages (including, without limitation, reasonable attorney’s fees and expenses) incurred by such parties resulting from any misrepresentation or breach of representation, warranty or covenants made by Optionor thereunder), and in any case consistent with this Agreement (an “Acquisition Agreement”). Optionor and the Company shall thereafter execute, acknowledge and deliver any and all other documents reasonably necessary or appropriate to carry out the terms and conditions of the Acquisition Agreement.

3.2. Consideration. Upon the closing under the Acquisition Agreement, the consideration to be paid by the Company for the Interests (the “Consideration”) pursuant to an exercise of the Option under Section 2.1 shall be equal to Twenty Three and 33/100 percent (23.33%) of the difference between (i) Fifty Two Million and 00/100 Dollars ($52,000,000) and (ii) the amount of indebtedness under the Project Indebtedness outstanding as of the Closing Date (hereinafter defined).

3.3. Withholding. Optionor shall execute upon the conveyance of the Interests such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions. If Optionor fails to provide such certificates or affidavits, the Company may withhold a portion of the Consideration as required by the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law.

3.4. Taxes. If the transactions contemplated by this Agreement and the Acquisition Agreement are consummated, then the following shall apply:

(a) Cooperation and Tax Disputes. Optionor and the Company shall provide each other with such cooperation and information relating to the Partnership, Subsidiary Partnerships, Interests, Subsidiary Interests and Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the date hereof, the Company promptly shall notify Optionor in writing upon receipt by the Company or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Partnerships, Subsidiary Partnerships, Interests, Subsidiary Interests or Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Company or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the date on which the acquisition of the Interests occurs (the “Closing Date”). Optionor promptly shall notify the Company in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Optionor, Partnerships, any Subsidiary Partnership or the Fee Owner. Each of the Company and Optionor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor (or its direct or indirect owners, if applicable) has acknowledged liability for the payment of any additional tax liability, and the Company shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Company nor Optionor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the consent of the other party, such consent not to be unreasonably withheld. Optionor and the Company shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) with respect to the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

(b) Closing Costs and Prorations. Any recording fees, escrow fees, escrow balances and other closing costs shall be allocated according to custom and practice based on the location of the Property, and all income and expenses shall be prorated according to custom and practice based on the location of the Property.

(c) Survivability. This Section 3.4 shall survive the expiration or earlier termination of this Agreement.

4. Right of First Offer. If Optionor desires to sell any Interest to an unaffiliated third party at any time during the term of this Agreement, then, subject only to Optionee’s right of first offer contained in this Section 4, Optionor shall have the right to convey such Interest to be conveyed to such third party during the term of this Agreement. If Optionor desires to sell any Interest to an unaffiliated third party, Optionor shall first give written notice (the “ROFO Notice”) thereof to the Company (the date the ROFO Notice is received by the Company is referred to as the “Notice Date”), which ROFO Notice shall include the proposed sale price and other material terms (collectively, the “Acquisition Terms”) of the proposed transfer of the Interest. The Company shall have thirty (30) days from the Notice Date to give written notice to Optionor (the “OP Notice”) of its election to acquire the relevant Interest (i) for the same sale price and on substantially the same terms as set forth in the ROFO Notice, or (ii) pursuant to the exercise of its Option under Section 2.1. If the Company fails to make such election on a timely basis, the Company’s rights under this Agreement shall expire and be of no further force or effect; provided, however, that such rights shall be revived and reinstated in favor of the Company in the event Optionor (i) desires to accept an offer from a third party to purchase such Interest on terms that are not substantially in accordance with the Acquisition Terms set forth in the ROFO Notice (including, without limitation, for a sale price that is less than ninety five percent (95.0%) of the proposed sale price set forth in the ROFO Notice) or (ii) does not sell the relevant Interest within 180 days following the Notice Date.

5. [INTENTIONALLY OMITTED]

6. Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the sale, transfer or contribution of the Interests to any party (including the Company), other than any affiliate of Optionor, in accordance with this Agreement, (ii) the sale or transfer of the Property or Subsidiary Interests to any third party, (iii) the failure by the Company to close on the acquisition of the Interests following delivery of the Exercise Notice (or OP Notice), and (iv) the expiration of the Option Term.

7. Procedure if Option Terminates. If the Option expires or is earlier terminated pursuant to this Agreement, Optionor will provide notice of such expiration or termination to the Company (the “Option Termination Notice”). The delivery of the Option Termination Notice shall not be a condition precedent to the effectiveness of such expiration or earlier termination.

8. Representations and Warranties; Indemnity; Covenants.

8.1. Representations and Warranties. Optionor hereby represents and warrants to the Company as of the date hereof as follows, and further agrees that such representations and warranties shall also be true and correct in all material respects as if remade on each of the Exercise Date and the Closing Date or that it will promptly notify the Company of any changes therein (in which event, if the changes are material, the Company shall have the right to rescind its Exercise Notice):

(a) Organization; Authority. Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor has the legal capacity to enter this Agreement and perform its obligations hereunder.

(b) Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor, each enforceable against Optionor in accordance with its terms.

(c) Title to the Interests. Optionor directly owns the Interests, and indirectly owns the Subsidiary Interests, in each case free and clear of all liens, encumbrances, security interests prior assignments or conveyances, conditions, restrictions, and any other adverse right, interest, charge or claim of any kind whatsoever other than as set forth on Exhibit C hereto.

(d) No Consents. No authorization, consent, approval, permit, or license of, or filing with, any governmental or public body or authority, or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement on the part of Optionor, the Partnerships and each Subsidiary Partnership other than as may be required pursuant to the Formation Transactions, which shall be deemed to have been provided.

(e) No Brokers. Optionor has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

(f) No Other Agreements to Sell. Except for the Option granted hereby, (i) Optionor has made no agreement and has no obligation (absolute or contingent) to sell or option the Interests and (ii) neither the Partnerships nor any Subsidiary Partnership has made any agreement or undertaken any obligation (absolute or contingent) to sell or option the Subsidiary Interests, in each case, in favor of any third party other than the Company pursuant to this Agreement.

8.2. Indemnity. Optionor shall indemnify, defend and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (each a “Company Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds) asserted against, imposed upon or incurred by any Company Indemnified

Party in connection with this Agreement as a result of a breach of the representations, warranties and/or covenants contained in this Section 8. The terms of this Section 8.2 shall survive the expiration or early termination of this Agreement.

8.3. Covenants of Optionor. From the date hereof through the Closing Date, Optionor shall not (and shall cause the Subsidiary Partnership to not), without first obtaining the consent of the Company:

(a) Except as provided in Section 4, sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Interests to any unaffiliated third party;

(b) Pledge or encumber (or permit to become encumbered) all or any portion of Interests, Subsidiary Interests, Partnerships or Subsidiary Partnerships; or

(c) Take any action (or fail to take any action) if the same would constitute a default hereunder or cause any of the representations and warranties made hereunder by Optionor to be untrue or incorrect in all material respects.

9. Property Management. Optionor hereby agrees (i) to use commercially reasonable efforts to cause the Fee Owner to cause an affiliate of the Company to continue to be property manager of the Property and exclusive leasing agent for the commercial space at the Property and under similar or better terms than those under that certain First Amended and Restated Management Agreement and that certain Exclusive Lease Agreement, both dated as of August 1, 1998, between Texas Campus Lifestyles Management (Dobie Center), L.C. and the Fee Owner, and both as amended by that certain Amendment to First Amended and Restated Management Agreement and that certain Exclusive Lease Agreement dated as of February 1, 2004 (collectively, and as so amended, the “Management Agreement”) and (ii) to use commercially reasonable efforts to cause any successor owner of the Property to hire an affiliate of the Company as property manager of the Property and exclusive leasing agent for the commercial space at the Property and under similar or better terms than those under the Management Agreement. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Assignment. The Company may not assign the Option without Optionor’s prior written consent, which consent may be conditioned, withheld or delayed in Optionor’s sole and absolute discretion, provided, that the Company may assign the Option without Optionor’s consent to (i) any entity that, directly or indirectly, controls, is controlled by or is under common control with the Company, the Operating Partnership or American Campus Communities Services Inc., a Delaware corporation (the “TRS”), or (ii) any entity into which the Company, Operating Partnership or TRS has merged or otherwise is the result of a business combination.

11. Notices; Exercise of the Option. Any notice to be given hereunder (including the Exercise Notice and ROFO Notice) or under law by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) overnight courier or (iv) facsimile transmission (provided such facsimile is followed by an original of such notice by mail, courier or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices or those sent by overnight courier shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To Optionor:

c/o Reckson Associates

225 Broad Hollow Road

Mellville, NY 11747

Fax: 631-622-8894

Attention: General Counsel

with a copy to:

Reckson Strategic Venture Partners

c/o New World Realty

60 Cutter Mill Road

Great Neck, NY 11021

Fax: 516-465-2801

Attention: Frank Adipietro

and a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, NY 10016

Fax: (212) 592-1500

Attn: Irwin A. Kishner

To the Company:

American Campus Communities, Inc.

805 Las Cimas Parkway

Suite 400

Austin, Texas 78746

Fax: 512-732-2450

Attention: William C. Bayless, Jr.

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Fax: 212-728-8111

Attention: Yaacov M. Gross, Esq.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

13. Miscellaneous.

13.1. Amendment. This Agreement may not be amended except by an instrument in writing signed by both Optionor and the Company.

13.2. Entire Agreement; Counterparts. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument.

13.3. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Company to effect such replacement.

13.4. Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and the Company and their respective successors and permitted assigns.

13.5. Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

13.6. Books and Records. Optionor shall maintain a copy or other evidence of this Agreement in its books and records relating to the Partnerships, the Subsidiary Partnerships, the Fee Owner and the Property.

13.7. Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

13.8. Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the expiration or earlier termination of this Agreement and the obligations of the parties not fully performed prior to the expiration or earlier termination of this Agreement shall survive the expiration or earlier termination of this Agreement and shall not be deemed to be merged into or waived by the instruments executed as of the date on which this Agreement expires or is terminated.

13.9. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

(Signature Page Follows)

OPTION AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of this      day of                     , 2004.

OPTIONOR RSVP Student Housing, LLC a Delaware limited liability corporation

By:	RSVP-ACP, its Sole Member

	By:	RSVP-SH Holding, LLC, its

		By:	Reckson Strategic Venture Partners, LLC, its Sole Member

			By:	RSVP Holdings LLC, its Sole Member

				By:	RSI Fund Management LLC, its Managing Member

By:
Authorized Signatory

COMPANY

American Campus Communities, Inc. a Maryland corporation

By:
Name: Title:

STATE OF	)
ss.:
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared                     ,                      of                     , the                      that executed the foregoing instrument, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said entity, and that he executed the same as the act of such entity for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this      day of                     , 2004.

Notary Public in and for

                     County,

STATE OF	)
ss.:
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared                     ,                      of American Campus Communities, Inc., the corporation that executed the foregoing instrument, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this      day of                     , 2004.

Notary Public in and for

                     County,

EXHIBIT A

TO

OPTION AGREEMENT

DESCRIPTION OF PROPERTY

(attached)

*	Non-Affiliated Third Party

EXHIBIT B

TO

OPTION AGREEMENT

LIST OF PARTNERSHIPS, SUBSIDIARY PARTNERSHIPS AND FEE OWNER

Fee Owner:

Entity Name	Type of Entity	State of Formation	Owners of such entity	Percentage Ownership

Dobie Center Properties, Ltd.	LP	Texas	Reckson Opportunity Partners, LP	69%

			SPE Dobie, Inc.	1%

			AustInvest I Ltd.*	30%

Subsidiary Partnerships:

Entity Name	Type of Entity	State of Formation	Owners of such entity	Percentage Ownership

SPE Dobie, Inc.	Corp.	Texas	Reckson Opportunity Partners, LP	100%

Reckson Opportunity Partners, LP	LP	Delaware	ROPartners Management, LLC	98.9%

			ROP Holdings, L.L.C.	1%

			Scott Rechler*	0.1%

*	Non-Affiliated Third Party

Partnerships:

Entity Name	Type of Entity	State of Formation	Owners of such entity	Percentage Ownership

ROPartners Management, LLC	LLC	Delaware	RSVP Student Housing, LLC	33.3%

			JAH Realties, L.P. *	33.3%

			Student Residence Associates, L.L.C.*	33.3%

ROP Holdings, L.L.C.	LLC	New York	RSVP Student Housing, LLC	33.3%

			JAH Realties, L.P. *	33.3%

			Student Residence Associates, L.L.C.*	33.3%

EXHIBIT C

TO

OPTION AGREEMENT

LIENS

*	Non-Affiliated Third Party